Exhibit 99.1
NEWS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2021
FISCAL 2021 FULL YEAR KEY FINANCIAL HIGHLIGHTS

•Revenues were $9.36 billion, a 4% increase compared to $9.01 billion in the prior year, reflecting a 30% increase in the fourth quarter
•Net income of $389 million compared to a net loss of $(1.55) billion in the prior year, which included non-cash impairment charges of $1.69 billion
•Total Segment EBITDA was $1.27 billion compared to $1.01 billion in the prior year
•Diluted EPS were $0.56 compared to $(2.16) in the prior year – Adjusted EPS were $0.67 compared to $0.22 in the prior year
•Revenues at Move, operator of realtor.com®, grew 36% year-over-year, with 68% growth in the fourth quarter, which was an acceleration from the prior quarter growth rate. Average monthly unique users grew 32% in the fourth quarter
•Dow Jones saw record digital subscriptions, continued robust growth at Risk & Compliance and a strong increase in digital advertising revenues
•Foxtel’s streaming products exceeded 2 million total paid subscribers as of year end, driving 40% total paid subscriber growth
•Book Publishing continued to benefit from strong consumption patterns with 19% revenue growth
•Announced agreement to acquire OPIS, a leading data and analytics provider for energy and commodities markets, to bolster Dow Jones’ Professional Information Business

NEW YORK, NY – August 5, 2021 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2021. Commenting on the results, Chief Executive Robert Thomson said:

“Fiscal Year 2021 was the most profitable year since we created the new News Corp in 2013, with revenues rising 4 percent in the full year and surging by 30 percent in the Fourth Quarter. Profitability improved by 26 percent for the year, when we had a record number of digital subscriptions, record revenue and profits at Move and record traffic at realtor.com®, record profits at HarperCollins and the largest profit at Dow Jones since its acquisition in 2007.

We also saw record subscriber growth at Foxtel, where, at the end of June, our paid streaming subscribers reached over 2 million, an increase year-on-year of 155 percent. That sterling performance has clearly given us much optionality as we consider Foxtel’s future, which is certainly bright, given that revenues rose 33 percent in the Fourth Quarter.

Our strong record of cash generation, with a positive balance of $2.2 billion at the end of June, has given us enhanced flexibility. We were opportunistically able to take advantage of the required sale of OPIS, which we believe will be transformative for the already successful Dow Jones Professional Information Business. Our robust cash position has prompted the Company to actively review our capital allocation policy, with a greater focus on buybacks.

The intrinsic value of our content has been amplified through landmark news payment agreements with major tech platforms. These deals, which are confidential, will add revenue annually into nine figures and are a profoundly positive sign of the ongoing transformation of the news landscape.

I want to express my sincere gratitude to the employees of News Corp, who have navigated these trying times with professionalism and with principle. Their efforts, their creativity and their commitment have built on the Company’s proud foundations and been a catalyst for these particularly impressive results.”

FULL YEAR RESULTS

The Company reported fiscal 2021 full year total revenues of $9.36 billion, a 4% increase compared to $9.01 billion in the prior year, reflecting a $513 million, or 6%, positive impact from foreign currency fluctuations. The increase was also driven by growth at the Digital Real Estate Services, Book Publishing and Dow Jones segments and higher streaming revenues at the Subscription Video Services segment. The growth was partially offset by lower revenues at the News Media segment, which was primarily due to the divestiture of News America Marketing in May 2020. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 5%.

Net income for the full year was $389 million as compared to a net loss of $(1.55) billion in the prior year. The improvement reflects the absence of $1.69 billion of non-cash impairment charges in the prior year, primarily related to Foxtel and News America Marketing, higher Total Segment EBITDA, as discussed below, and higher Other, net, partially offset by higher tax expense.

Total Segment EBITDA for the full year was $1.27 billion, a 26% increase compared to $1.01 billion in the prior year, reflecting higher revenues, as discussed above, and an $86 million, or 9%, positive impact from foreign currency fluctuations. The growth was partially offset by higher costs in the Other segment due to higher employee costs, primarily related to stock price and Company performance, non-recurring legal settlement costs and investment spending related to global cost reduction initiatives, as well as the net $50 million negative impact from the divestitures of News America Marketing and Unruly in fiscal 2020. Adjusted Total Segment EBITDA (as defined in Note 2) increased 30%.

Diluted net income (loss) per share attributable to News Corporation stockholders was $0.56 as compared to $(2.16) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.67 compared to $0.22 in the prior year.

FOURTH QUARTER RESULTS

The Company reported fiscal 2021 fourth quarter total revenues of $2.49 billion, a 30% increase compared to $1.92 billion in the prior year period, reflecting a $212 million, or 11%, positive impact from foreign currency fluctuations. The increase also reflects strong growth at the Digital Real Estate Services, Book Publishing and Dow Jones segments, as well as growth in advertising revenues across all segments as the advertising market recovered from the negative impact related to the novel coronavirus pandemic (“COVID-19”) in the prior year and higher subscription revenue at the Subscription Video Services segment primarily driven by Foxtel’s streaming products. Adjusted Revenues increased 20%.

Net loss for the quarter was $(15) million compared to $(401) million in the prior year. The improvement reflects the absence of $292 million of non-cash impairment charges in the prior year, the $64 million tax benefit from an adjustment to valuation allowances, and higher Total Segment EBITDA, as discussed below. The improvement was partially offset by higher equity losses of affiliates due to the $54 million non-cash write down of Foxtel’s investment in Nickelodeon Australia Joint Venture, which will be wound down as the content is now covered through a separate affiliate agreement.

The Company reported fourth quarter Total Segment EBITDA of $210 million, an 8% increase compared to $195 million in the prior year, primarily due to higher revenues, as discussed above, and a $28 million, or 15%, positive impact from foreign currency fluctuations. The growth was partially offset by an increase in costs across the segments, including higher sports rights and production costs at Foxtel, higher employee costs, higher marketing costs, the absence of COVID-19-related cost savings in the prior year and $11 million of one-off costs at Foxtel, as described below. The increase in costs was also driven by $49 million of non-recurring legal settlement and transaction costs. Adjusted Total Segment EBITDA increased 26%.

Net loss per share attributable to News Corporation stockholders was $(0.02) as compared to $(0.67) in the prior year.

Adjusted EPS were $0.16 compared to $(0.03) in the prior year.

SEGMENT REVIEW

	For the three months ended June 30,			For the fiscal years ended June 30,
	2021	2020	% Change	2021	2020	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$413	$238	74%	$1,393	$1,065	31%
Subscription Video Services	542	407	33%	2,072	1,884	10%
Dow Jones	449	381	18%	1,702	1,590	7%
Book Publishing	493	407	21%	1,985	1,666	19%
News Media	595	490	21%	2,205	2,801	(21)%
Other	—	—	—%	1	2	(50)%
Total Revenues	$2,492	$1,923	30%	$9,358	$9,008	4%

Segment EBITDA:
Digital Real Estate Services	$136	$71	92%	$514	$345	49%
Subscription Video Services	66	104	(37)%	359	323	11%
Dow Jones	69	60	15%	332	236	41%
Book Publishing	48	47	2%	303	214	42%
News Media	—	(44)	100%	52	53	(2)%
Other	(109)	(43)	**	(287)	(158)	(82)%
Total Segment EBITDA	$210	$195	8%	$1,273	$1,013	26%

** - Not meaningful

Digital Real Estate Services

Full Year Segment Results

Fiscal 2021 full year revenues increased $328 million, or 31%, compared to the prior year, primarily due to strong performances at Move and REA Group. The growth also reflects an $80 million, or 8%, positive impact from foreign currency fluctuations. Segment EBITDA for fiscal 2021 increased $169 million, or 49%, compared to the prior year, primarily due to $100 million of higher contribution from Move resulting from higher revenues and a $40 million, or 12%, positive impact from foreign currency fluctuations, partially offset by higher employee costs at both Move and REA Group, increased marketing costs at Move, increased expenses due to REA Group’s acquisition of Elara and transaction costs. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 23% and 50%, respectively.

In the fiscal year, Move’s revenues increased $168 million, or 36%, to $641 million, primarily due to higher real estate revenues and the absence of an estimated $15 million negative impact from the customer billing relief measures taken in the prior year due to COVID-19. Move’s real estate revenues, which represented 84% of total Move revenues, grew 40%, primarily due to strong growth in both the traditional lead generation product and the referral model. REA Group’s revenues in the fiscal year increased $160 million, or 27%, to $752 million, primarily due to an $80 million, or 13%, positive impact from foreign currency fluctuations, higher Australian residential depth revenues and a $13 million contribution from the acquisition of Elara.

Fourth Quarter Segment Results

Revenues in the quarter increased $175 million, or 74%, compared to the prior year, driven by strong performances at Move and REA Group, as well as a positive impact from foreign currency fluctuations of $34 million, or 15%. Segment EBITDA in the quarter increased $65 million, or 92%, compared to the prior year, primarily due to higher contributions from REA Group and Move of $46 million and $17 million, respectively, resulting from higher revenues and a $16 million, or 23%, positive impact from foreign currency fluctuations. The growth was partially offset by higher employee costs at both Move and REA Group, higher marketing costs at Move, an increase in expenses due to the acquisition of Elara and $6 million of transaction costs primarily related to the acquisition of Mortgage Choice. Adjusted Revenues and Adjusted Segment EBITDA increased 59% and 99%, respectively.

Move’s revenues in the quarter increased $75 million, or 68%, to $186 million, primarily as a result of higher real estate revenues. Real estate revenues, which represented 85% of total Move revenues, increased $69 million, or 77%, due to continued strong growth in the traditional lead generation product and the referral model. Both the traditional lead generation product and the referral model saw an acceleration in the year-over-year revenue growth rate compared to the fiscal third quarter. The traditional lead generation product continued to see a strong increase in demand from agents, driving improvements in sell-through, yield and retention. The referral model, which generated approximately 30% of total Move revenues, benefited from increases in average home values, transaction volume and referral fees. The revenue growth was also helped by a 14% increase in average monthly lead volume and the absence of an estimated $13 million negative impact from the customer billing relief measures taken in the prior year period due to COVID-19. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal fourth quarter grew 32% year-over-year to 106 million.

In the quarter, revenues at REA Group increased $100 million, or 79%, to $227 million, primarily driven by higher Australian residential depth revenues due to strong national listings, a $34 million, or 27%, positive impact from foreign currency fluctuations, higher developer revenues and a $6 million contribution from the acquisition of Elara. Australian national residential buy listing volumes in the quarter increased 54% compared to the prior year, with listings in Sydney and Melbourne both up 64%.

Subscription Video Services

Full Year Segment Results

Fiscal 2021 full year revenues increased $188 million, or 10%, compared with the prior year, reflecting a $217 million, or 12%, positive impact from foreign currency fluctuations and $89 million of higher revenues from Foxtel’s streaming products. The revenue increase was partially offset by the impact from fewer residential broadcast subscribers. Adjusted Revenues declined 2%.

Segment EBITDA for fiscal 2021 increased $36 million, or 11%, compared to the prior year, reflecting a $36 million, or 11%, positive impact from foreign currency fluctuations. Lower expenses related to entertainment programming, transmission and employee costs were offset by increased investment in streaming products and $35 million of higher sports programming rights and production costs, primarily driven by the absence of live sports in the fourth quarter of fiscal 2020 due to COVID-19 restrictions, which led to the subsequent recognition of $57 million of those deferred costs in fiscal 2021, partially offset by savings from renegotiated sports rights. Adjusted Segment EBITDA was flat with the prior year.

Fourth Quarter Segment Results

Revenues in the quarter increased $135 million, or 33%, compared with the prior year, of which $85 million, or 21%, was due to the positive impact from foreign currency fluctuations. Revenue growth was also driven by $39 million of higher revenues from Foxtel’s streaming products and the recovery of commercial subscription and advertising revenues from the negative impact related to COVID-19 in the prior year. Higher revenues from streaming products more than offset the revenue declines from the broadcast product, helped by the COVID-19 comparison from the prior year. Adjusted Revenues increased 12% compared to the prior year.

As of June 30, 2021, Foxtel’s total closing paid subscribers were 3.891 million, a 40% increase compared to the prior year, primarily due to growth in BINGE and Kayo subscribers and higher commercial subscribers, partially offset by lower residential broadcast subscribers. 1.885 million of the total closing paid subscribers were residential and commercial broadcast subscribers, and the remaining 2.006 million consisted of Kayo, Binge and Foxtel Now subscribers. As of June 30, 2021, there were 1.079 million Kayo subscribers (1.054 million paying), compared to 465,000 subscribers (419,000 paying) in the prior year. BINGE, which launched in May 2020, had 827,000 subscribers (733,000 paying) as of June 30, 2021, compared to 80,000 subscribers (56,000 paying) in the prior year. As of June 30, 2021, there were 228,000 Foxtel Now subscribers (219,000 paying), compared to 336,000 subscribers (313,000 paying) in the prior year. Broadcast subscriber churn in the quarter was 17.1% compared to 13.2% in the prior year, due to fewer promotions, the roll-off of lower value subscribers, as well as the lapping of various measures implemented due to COVID-19 in the prior year. Broadcast ARPU for the quarter increased 4% to A$81 (US$63).

Segment EBITDA in the quarter declined $38 million, or 37%, compared to the prior year, primarily related to $84 million of higher sports programming rights and production costs, as a result of the absence of costs in the prior year due to the suspension of sporting events in response to COVID-19, the absence of COVID-19-related cost savings, increased investment in streaming products and marketing, as well as $11 million of one-time costs mainly related to a specific promotional activity for iQ3 and iQ4, partially offset by higher revenues. Adjusted Segment EBITDA declined 46%.

Dow Jones

Full Year Segment Results

Fiscal 2021 full year revenues increased $112 million, or 7%, compared to the prior year, due to growth in circulation and subscription revenues and advertising revenues. Digital revenues at Dow Jones represented 72% of total revenues compared to 67% in the prior year. Adjusted Revenues increased 6% compared to the prior year.

Circulation and subscription revenues increased $105 million, or 9%, reflecting a $13 million, or 1%, positive impact from foreign currency fluctuations. The growth was primarily due to 9% growth in circulation revenues, reflecting higher digital-only subscriptions at The Wall Street Journal and Barron’s, 6% growth in professional information business revenues, which was driven by 23% growth in Risk & Compliance products, and higher revenues from content licensing partnerships, partially offset by lower print volume. Risk & Compliance reached approximately $195 million in revenues in fiscal 2021. Digital circulation revenues accounted for 64% of circulation revenues for the year, compared to 58% in the prior year.

Advertising revenue increased $14 million, or 4%, the first year-over-year growth in a decade, primarily due to a 32% increase in digital advertising, partially offset by a 20% decline in print advertising. Digital advertising revenues accounted for 58% of total advertising revenues for the year, compared to 46% in the prior year.

Segment EBITDA for fiscal 2021 increased $96 million, or 41%, compared to the prior year, primarily due to higher revenues, as noted above, and lower costs related to lower print volume and other discretionary cost savings, partially offset by increased employee costs and higher investment in sales and marketing. Adjusted Segment EBITDA increased 39%.

Fourth Quarter Segment Results

Revenues in the quarter increased $68 million, or 18%, compared to the prior year, primarily due to growth in circulation and subscription revenues and advertising revenues, as well as the acquisition of Investor’s Business Daily (“IBD”). Digital revenues at Dow Jones in the quarter represented 72% of total revenues compared to 71% in the prior year. Adjusted Revenues increased 14% compared to the prior year.

Circulation and subscription revenues increased $34 million, or 11%, reflecting a $5 million, or 1%, positive impact from foreign currency fluctuations. The growth was primarily driven by a 12% increase in circulation revenues, reflecting the continued strong growth in digital-only subscriptions for Dow Jones’ consumer products and the acquisition of IBD. The growth was also due to an 11% increase in professional information business revenues, which was driven by 30% growth in Risk & Compliance products. Digital circulation revenues accounted for 65% of circulation revenues for the quarter, compared to 61% in the prior year period. During the quarter, total average subscriptions to Dow Jones’ consumer products reached approximately 4.5 million, a 19% increase compared to the prior year, and includes over 100,000 IBD subscriptions, the majority being digital-only. Digital-only subscriptions to Dow Jones’ consumer products grew 26%. Subscriptions to The Wall Street Journal grew 15% compared to the prior year, to nearly 3.5 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 21% to more than 2.7 million average subscriptions in the quarter, and represented 79% of its total subscriptions.

Advertising revenue increased $32 million, or 45%, primarily due to a 53% increase in digital advertising revenues, the highest year-over-year growth rate on record, as well as a 36% increase in print advertising revenues, driven by the recovery from COVID-19-related market weakness in the prior year. Digital advertising accounted for 56% of total advertising revenues in the quarter, compared to 54% in the prior year period.

Segment EBITDA for the quarter increased $9 million, or 15%, primarily due to higher revenues, as discussed above, partially offset by higher compensation costs, higher investment in sales and marketing and costs associated with the acquisition and integration of IBD. Adjusted Segment EBITDA increased 12%.

Book Publishing

Full Year Segment Results

Fiscal 2021 full year revenues increased $319 million, or 19%, compared to the prior year, reflecting a $34 million, or 2%, positive impact from foreign currency fluctuations. The revenue growth was primarily due to strong backlist sales, including the series of Bridgerton titles by Julia Quinn, The Guest List by Lucy Foley and The Boy, the Mole, the Fox and the Horse by Charlie Mackesy, and the success of new titles such as The Order by Daniel Silva and Code Name Bananas by David Walliams. An acquisition in Europe and the acquisition of Houghton Mifflin Harcourt’s Books and Media segment (“HMH”) also contributed $32 million and $23 million, respectively, to the revenue growth. Adjusted Revenues increased 14% compared to the prior year. Digital sales increased 16% compared to the prior year, driven by higher e-book sales and the continued growth in downloadable audiobook sales. Digital sales represented 22% of Consumer revenues for the year.

Segment EBITDA for fiscal 2021 increased $89 million, or 42%, from the prior year primarily due to higher revenues, as discussed above, partially offset by higher costs related to increased sales volume, higher employee costs and increased costs associated with the acquisition of HMH. Adjusted Segment EBITDA increased 38%.

Fourth Quarter Segment Results

Revenues in the quarter increased $86 million, or 21%, compared to the prior year, reflecting continued strong consumption trends, the $23 million contribution from the acquisition of HMH and a $15 million, or 4%, positive impact from foreign currency fluctuations. The revenue growth was driven by higher frontlist and backlist sales, including the series of Bridgerton titles by Julia Quinn and The Women of the Bible Speak by Shannon Bream, partially offset by the success of Magnolia Table, Volume 2 by Joanna Gaines in the prior year. Adjusted Revenues increased 11% compared to the prior year. Digital sales declined 3% compared to the prior year, as growth in downloadable audiobook sales were more than offset by lower e-book sales due to the difficult comparison to the prior year which was impacted by the shelter-in-place orders related to COVID-19. Digital sales represented 23% of Consumer revenues for the quarter.

Segment EBITDA for the quarter increased $1 million, or 2%, compared to the prior year, primarily due to higher revenues, as discussed above, partially offset by higher costs related to the acquisition of HMH, increased sales volume and the mix of titles, as well as higher employee costs. Adjusted Segment EBITDA was flat with the prior year.

News Media

Full Year Segment Results

Fiscal 2021 full year revenues declined $596 million, or 21%, compared to the prior year, reflecting a $675 million, or 24%, negative impact related to News America Marketing and Unruly, which were divested in May and January 2020, respectively, and a $169 million, or 6%, positive impact from foreign currency fluctuations. Within the segment, revenues at News Corp Australia declined 1% and revenues at News UK increased 5%. Adjusted Revenues for the segment declined 4% compared to the prior year.

Circulation and subscription revenues increased $104 million, or 11%, compared to the prior year, reflecting a $79 million, or 8%, positive impact from foreign currency fluctuations, digital subscriber growth and price increases, partially offset by lower single-copy sales revenue. Advertising revenues declined $677 million, or 43%, compared to the prior year, reflecting $649 million, or 42%, of lower advertising revenues related to News America Marketing, a $90 million, or 6%, negative impact related to the closure or transition to digital of certain regional and community newspapers in Australia and continued weakness in the print advertising market, exacerbated by COVID-19. The decline was partially offset by a $68 million, or 5%, positive impact from foreign currency fluctuations and growth in digital advertising, particularly at the New York Post. Other revenues decreased $23 million, or 8%, compared to the prior year, primarily due to the sale of Unruly in January 2020.

Segment EBITDA for fiscal 2021 decreased $1 million, or 2%, as compared to the prior year, reflecting a $50 million, or 94%, negative net impact from the divestitures of News America Marketing and Unruly and the absence of the $22 million one-time benefit from the settlement of certain warranty-related claims in the U.K. in fiscal 2020. The remainder of the decline is primarily due to lower revenues, as discussed above, partially offset by cost savings. Adjusted Segment EBITDA was $44 million compared to $3 million in the prior year.

Fourth Quarter Segment Results
Revenues in the quarter increased $105 million, or 21%, as compared to the prior year, reflecting a $73 million, or 14%, positive impact from foreign currency fluctuations. The growth was also driven by higher circulation and subscription revenues and the recovery of the advertising market from COVID-19-related weakness in the prior year, partially offset by a $58 million, or 12%, negative impact from the divestiture of News America Marketing in May 2020. Within the segment, revenues at News UK and News Corp Australia increased 38% and 35%, respectively. Adjusted Revenues for the segment increased 21% compared to the prior year.

Circulation and subscription revenues increased $59 million, or 26%, compared to the prior year, which includes a $34 million, or 15%, positive impact from foreign currency fluctuations. The remainder of the growth was driven by digital subscriber growth and price increases, as well as the recovery of print volume from COVID-19-related weakness in the prior year.

Advertising revenues increased $31 million, or 15%, compared to the prior year, reflecting a $29 million, or 14%, positive impact from foreign currency fluctuations, a $58 million, or 28%, negative impact from the divestiture of News America Marketing and a $10 million, or 5%, negative impact related to the closure or transition to digital of certain regional and community newspapers in Australia. The growth in advertising revenues was largely driven by the recovery of both the print and digital advertising market from COVID-19-related weakness in the prior year.

In the quarter, Segment EBITDA increased $44 million, compared to the prior year, reflecting higher revenues, as discussed above, and a $3 million, or 7%, positive impact from foreign currency fluctuations. The growth was partially offset by the absence of COVID-19-related cost savings in the prior year, higher marketing investment, higher employee costs and a $9 million, or 20%, lower contribution from News America Marketing. Adjusted Segment EBITDA increased 94% compared to the prior year.

Digital revenues represented 32% of News Media segment revenues in the quarter, compared to 24% in the prior year. For the quarter, digital revenues at the newspaper mastheads represented 30% of their combined revenues. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia’s mastheads as of June 30, 2021 were 810,000, compared to 647,600 in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers as of June 30, 2021 were 367,000, compared to 336,000 in the prior year (Source: Internal data)
•The Sun’s digital offering reached approximately 124 million global monthly unique users in June 2021, compared to 133 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached approximately 123 million average monthly unique users in June 2021, compared to 150 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the fiscal years ended June 30,
	2021	2020
	(in millions)
Net cash provided by operating activities	$1,237	$780
Less: Capital expenditures	(390)	(438)
	847	342
Less: REA Group free cash flow	(185)	(227)
Plus: Cash dividends received from REA Group	69	65
Free cash flow available to News Corporation	$731	$180

Net cash provided by operating activities of $1,237 million for the fiscal year ended June 30, 2021 increased $457 million compared to $780 million in the prior year, primarily due to higher Total Segment EBITDA, as noted above, and lower working capital, partially offset by higher cash taxes paid and higher restructuring payments.

Free cash flow available to News Corporation in the fiscal year ended June 30, 2021 was $731 million compared to $180 million in the prior year. The improvement was primarily due to higher cash provided by operating activities, as mentioned above, and lower capital expenditures. Foxtel’s capital expenditures for fiscal 2021 were $139 million compared to $195 million in the prior year. The Company’s capital expenditures for fiscal 2022 are expected to be approximately $100 million higher than fiscal 2021 (subject to foreign currency fluctuations), partly driven by higher technology costs and the roll-out of the IP-enabled set-top-boxes at Foxtel.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Subsequent Events

REA Group sale of Malaysia and Thailand businesses

In August 2021, REA Group acquired an 18% interest (16.6% on a diluted basis) in PropertyGuru Pte. Ltd. (“PropertyGuru”), a leading digital property technology company operating marketplaces in Southeast Asia, in exchange for all shares of REA Group’s entities in Malaysia and Thailand. The transaction was completed after REA Group entered into an agreement to sell its 27% interest in its existing venture with 99.co. The transaction will create a leading digital real estate services company in Southeast Asia and create new opportunities for collaboration and access to a deeper pool of expertise, technology and investment in the region. REA Group received one seat on the board of directors of PropertyGuru as part of the transaction.

Agreement to acquire OPIS

In July 2021, the Company entered into an agreement to acquire the Oil Price Information Service business and related assets (“OPIS”) from S&P Global Inc. (“S&P”) and IHS Markit Ltd. (“IHS”) for $1.15 billion in cash, subject to customary purchase price adjustments. OPIS is a global industry standard for benchmark and reference pricing and news and analytics for the oil, natural gas liquids and biofuels industries. The business also provides pricing and news and analytics for the coal, mining and metals end markets and insights and analytics in renewables and carbon pricing. The acquisition will enable Dow Jones to become a leading provider of energy and renewables information and further its goal of building the leading global business news and information platform for professionals. OPIS will be operated by Dow Jones, and its results will be included in the Dow Jones segment.

The acquisition is subject to customary closing conditions, including regulatory approvals and the consummation of the S&P and IHS merger, and is expected to close in the second quarter of fiscal 2022.

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 13, 2021 to stockholders of record as of September 15, 2021.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call
News Corporation’s earnings conference call can be heard live at 5:00pm EDT on August 5, 2021. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements
This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended June 30,		For the fiscal years ended June 30,
	2021	2020	2021	2020
Revenues:
Circulation and subscription	$1,098	$906	$4,206	$3,857
Advertising	440	332	1,594	2,193
Consumer	472	389	1,908	1,593
Real estate	346	193	1,153	862
Other	136	103	497	503
Total Revenues	2,492	1,923	9,358	9,008
Operating expenses	(1,283)	(1,028)	(4,831)	(5,000)
Selling, general and administrative	(999)	(700)	(3,254)	(2,995)
Depreciation and amortization	(176)	(160)	(680)	(644)
Impairment and restructuring charges	(75)	(379)	(168)	(1,830)
Equity losses of affiliates	(56)	(35)	(65)	(47)
Interest expense, net	(21)	(12)	(53)	(25)
Other, net	11	(10)	143	9
(Loss) income before income tax expense	(107)	(401)	450	(1,524)
Income tax benefit (expense)	92	—	(61)	(21)
Net (loss) income	(15)	(401)	389	(1,545)
Less: Net loss (income) attributable to noncontrolling interests	1	4	(59)	276
Net (loss) income attributable to News Corporation stockholders	$(14)	$(397)	$330	$(1,269)

Weighted average shares outstanding
Basic	591	589	590	588
Diluted	591	589	593	588

Net (loss) income attributable to News Corporation stockholders per share
Basic and diluted	$(0.02)	$(0.67)	$0.56	$(2.16)

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of June 30, 2021	As of June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,236	$1,517
Receivables, net	1,498	1,203
Inventory, net	253	348
Other current assets	469	393
Total current assets	4,456	3,461

Non-current assets:
Investments	351	297
Property, plant and equipment, net	2,272	2,256
Operating lease right-of-use assets	1,035	1,061
Intangible assets, net	2,179	1,864
Goodwill	4,653	3,951
Deferred income tax assets	378	332
Other non-current assets	1,447	1,039
Total assets	$16,771	$14,261

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$321	$351
Accrued expenses	1,339	1,019
Deferred revenue	473	398
Current borrowings	28	76
Other current liabilities	1,073	838
Total current liabilities	3,234	2,682

Non-current liabilities:
Borrowings	2,285	1,183
Retirement benefit obligations	211	277
Deferred income tax liabilities	260	258
Operating lease liabilities	1,116	1,146
Other non-current liabilities	519	326
Commitments and contingencies	—	—
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,057	12,148
Accumulated deficit	(2,911)	(3,241)
Accumulated other comprehensive loss	(941)	(1,331)
Total News Corporation stockholders' equity	8,211	7,582
Noncontrolling interests	935	807
Total equity	9,146	8,389
Total liabilities and equity	$16,771	$14,261

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the fiscal years ended June 30,
	2021	2020
Operating activities:
Net income (loss)	$389	$(1,545)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	680	644
Operating lease expense	128	160
Equity losses of affiliates	65	47
Cash distributions received from affiliates	15	7
Impairment charges	—	1,690
Other, net	(143)	(9)
Deferred income taxes and taxes payable	(100)	(51)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(166)	(1,470)
Inventories, net	6	9
Accounts payable and other liabilities	363	1,298
Net cash provided by operating activities	1,237	780
Investing activities:
Capital expenditures	(390)	(438)
Acquisitions, net of cash acquired	(886)	(32)
Investments in equity affiliates and other	(26)	(8)
Other investments	(13)	11
Proceeds from property, plant and equipment and other asset dispositions	24	36
Other, net	(1)	4
Net cash used in investing activities	(1,292)	(427)
Financing activities:
Borrowings	1,515	926
Repayment of borrowings	(557)	(1,226)
Dividends paid	(163)	(158)
Other, net	(96)	(14)
Net cash provided by (used in) financing activities	699	(472)
Net change in cash and cash equivalents	644	(119)
Cash and cash equivalents, beginning of year	1,517	1,643
Exchange movement on opening cash balance	75	(7)
Cash and cash equivalents, end of year	$2,236	$1,517

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net (loss) income to Total Segment EBITDA for the three months and fiscal years ended June 30, 2021 and 2020:

	For the three months ended June 30,
	2021	2020	Change	% Change
	(in millions)
Net loss	$(15)	$(401)	$386	96%
Add:
Income tax benefit	(92)	—	(92)	**
Other, net	(11)	10	(21)	**
Interest expense, net	21	12	9	75%
Equity losses of affiliates	56	35	21	60%
Impairment and restructuring charges	75	379	(304)	(80)%
Depreciation and amortization	176	160	16	10%
Total Segment EBITDA	$210	$195	$15	8%
** - Not meaningful

	For the fiscal years ended June 30,
	2021	2020	Change	% Change
	(in millions)
Net income (loss)	$389	$(1,545)	$1,934	**
Add:
Income tax expense	61	21	40	**
Other, net	(143)	(9)	(134)	**
Interest expense, net	53	25	28	**
Equity losses of affiliates	65	47	18	38%
Impairment and restructuring charges	168	1,830	(1,662)	(91)%
Depreciation and amortization	680	644	36	6%
Total Segment EBITDA	$1,273	$1,013	$260	26%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA
The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2021 and 2020:

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2021	2020	Difference	2021	2020	Difference
	(in millions)			(in millions)
As reported	$2,492	$1,923	$569	$210	$195	$15
Impact of acquisitions	(44)	—	(44)	11	—	11
Impact of divestitures	—	(63)	63	—	(12)	12
Impact of foreign currency fluctuations	(212)	—	(212)	(28)	—	(28)
Net impact of U.K. Newspaper Matters	—	—	—	2	3	(1)
Impact of litigation charges	—	—	—	40	—	40
As adjusted	$2,236	$1,860	$376	$235	$186	$49

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2021	2020	Difference	2021	2020	Difference
	(in millions)			(in millions)
As reported	$9,358	$9,008	$350	$1,273	$1,013	$260
Impact of acquisitions	(84)	—	(84)	20	—	20
Impact of divestitures	(13)	(703)	690	(6)	(61)	55
Impact of foreign currency fluctuations	(513)	—	(513)	(86)	—	(86)
Net impact of U.K. Newspaper Matters	—	—	—	10	8	2
Impact of litigation charges	—	—	—	40	—	40
As adjusted	$8,748	$8,305	$443	$1,251	$960	$291

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the fiscal years ended June 30, 2021 and 2020 are as follows:

	Fiscal Year 2021
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.71	$0.73	$0.77	$0.77
U.S. Dollar per British Pound Sterling	$1.29	$1.32	$1.38	$1.40

	Fiscal Year 2020
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.69	$0.68	$0.66	$0.65
U.S. Dollar per British Pound Sterling	$1.23	$1.29	$1.28	$1.24

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2021 and 2020 are as follows:

	For the three months ended June 30,
	2021	2020	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$371	$233	59%
Subscription Video Services	457	407	12%
Dow Jones	433	381	14%
Book Publishing	453	407	11%
News Media	522	432	21%
Other	—	—	**
Adjusted Total Revenues	$2,236	$1,860	20%

Adjusted Segment EBITDA:
Digital Real Estate Services	$135	$68	99%
Subscription Video Services	56	104	(46)%
Dow Jones	67	60	12%
Book Publishing	47	47	—%
News Media	(3)	(53)	94%
Other	(67)	(40)	(68)%
Adjusted Total Segment EBITDA	$235	$186	26%

	For the fiscal years ended June 30,
	2021	2020	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$1,285	$1,041	23%
Subscription Video Services	1,855	1,884	(2)%
Dow Jones	1,678	1,589	6%
Book Publishing	1,896	1,665	14%
News Media	2,034	2,126	(4)%
Other	—	—	**
Adjusted Total Revenues	$8,748	$8,305	5%

Adjusted Segment EBITDA:
Digital Real Estate Services	$495	$331	50%
Subscription Video Services	323	323	—%
Dow Jones	328	236	39%
Book Publishing	297	215	38%
News Media	44	3	**
Other	(236)	(148)	(59)%
Adjusted Total Segment EBITDA	$1,251	$960	30%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended June 30, 2021 and 2020.

	For the three months ended June 30, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	Impact of litigation charges	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$413	$(8)	$—	$(34)	$—	$—	$371
Subscription Video Services	542	—	—	(85)	—	—	457
Dow Jones	449	(11)	—	(5)	—	—	433
Book Publishing	493	(25)	—	(15)	—	—	453
News Media	595	—	—	(73)	—	—	522
Other	—	—	—	—	—	—	—
Total Revenues	$2,492	$(44)	$—	$(212)	$—	$—	$2,236

Segment EBITDA:
Digital Real Estate Services	$136	$15	$—	$(16)	$—	$—	$135
Subscription Video Services	66	—	—	(10)	—	—	56
Dow Jones	69	(3)	—	1	—	—	67
Book Publishing	48	(1)	—	—	—	—	47
News Media	—	—	—	(3)	—	—	(3)
Other	(109)	—	—	—	2	40	(67)
Total Segment EBITDA	$210	$11	$—	$(28)	$2	$40	$235

	For the three months ended June 30, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	Impact of litigation charges	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$238	$—	$(5)	$—	$—	$—	$233
Subscription Video Services	407	—	—	—	—	—	407
Dow Jones	381	—	—	—	—	—	381
Book Publishing	407	—	—	—	—	—	407
News Media	490	—	(58)	—	—	—	432
Other	—	—	—	—	—	—	—
Total Revenues	$1,923	$—	$(63)	$—	$—	$—	$1,860

Segment EBITDA:
Digital Real Estate Services	$71	$—	$(3)	$—	$—	$—	$68
Subscription Video Services	104	—	—	—	—	—	104
Dow Jones	60	—	—	—	—	—	60
Book Publishing	47	—	—	—	—	—	47
News Media	(44)	—	(9)	—	—	—	(53)
Other	(43)	—	—	—	3	—	(40)
Total Segment EBITDA	$195	$—	$(12)	$—	$3	$—	$186

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the fiscal years ended June 30, 2021 and 2020.

	For the fiscal year ended June 30, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	Impact of litigation charges	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,393	$(16)	$(12)	$(80)	$—	$—	$1,285
Subscription Video Services	2,072	—	—	(217)	—	—	1,855
Dow Jones	1,702	(11)	—	(13)	—	—	1,678
Book Publishing	1,985	(55)	—	(34)	—	—	1,896
News Media	2,205	(2)	—	(169)	—	—	2,034
Other	1	—	(1)	—	—	—	—
Total Revenues	$9,358	$(84)	$(13)	$(513)	$—	$—	$8,748

Segment EBITDA:
Digital Real Estate Services	$514	$28	$(7)	$(40)	$—	$—	$495
Subscription Video Services	359	—	—	(36)	—	—	323
Dow Jones	332	(3)	—	(1)	—	—	328
Book Publishing	303	(5)	—	(1)	—	—	297
News Media	52	—	—	(8)	—	—	44
Other	(287)	—	1	—	10	40	(236)
Total Segment EBITDA	$1,273	$20	$(6)	$(86)	$10	$40	$1,251

	For the fiscal year ended June 30, 2020
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	Impact of litigation charges	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,065	$—	$(24)	$—	$—	$—	$1,041
Subscription Video Services	1,884	—	—	—	—	—	1,884
Dow Jones	1,590	—	(1)	—	—	—	1,589
Book Publishing	1,666	—	(1)	—	—	—	1,665
News Media	2,801	—	(675)	—	—	—	2,126
Other	2	—	(2)	—	—	—	—
Total Revenues	$9,008	$—	$(703)	$—	$—	$—	$8,305

Segment EBITDA:
Digital Real Estate Services	$345	$—	$(14)	$—	$—	$—	$331
Subscription Video Services	323	—	—	—	—	—	323
Dow Jones	236	—	—	—	—	—	236
Book Publishing	214	—	1	—	—	—	215
News Media	53	—	(50)	—	—	—	3
Other	(158)	—	2	—	8	—	(148)
Total Segment EBITDA	$1,013	$—	$(61)	$—	$8	$—	$960

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”), impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net (loss) income attributable to News Corporation stockholders and reported diluted EPS to adjusted net (loss) income attributable to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2021 and 2020.

	For the three months ended June 30, 2021		For the three months ended June 30, 2020
(in millions, except per share data)	Net (loss) income attributable to stockholders	EPS	Net loss attributable to stockholders	EPS
Net loss	$(15)		$(401)
Less: Net loss attributable to noncontrolling interests	1		4
Net loss attributable to News Corporation stockholders	$(14)	$(0.02)	$(397)	$(0.67)
U.K. Newspaper Matters	2	—	3	0.01
Litigation charges	40	0.07	—	—
Impairment and restructuring charges(a)	75	0.13	379	0.64
Equity losses of affiliates(b)	54	0.09	32	0.05
Other, net	(11)	(0.02)	10	0.02
Tax impact on items above	(39)	(0.07)	(27)	(0.05)
Impact of noncontrolling interest on items above	(13)	(0.02)	(17)	(0.03)
As adjusted	$94	$0.16	$(17)	$(0.03)
(a)During the three months ended June 30, 2020, the Company recognized non-cash impairment charges of $292 million, primarily related to fixed assets in the U.K and Australia, as well as goodwill and indefinite-lived intangible assets at its News Media segment.
(b)During the three months ended June 30, 2021, the Company recognized a $54 million non-cash write-down of Foxtel’s investment in Nickelodeon Australia Joint Venture. In the fourth quarter of fiscal 2021, Foxtel and ViacomCBS entered into a separate programming rights agreement which will result in the windup of the Nickelodeon Australia Joint Venture. During the three months ended June 30, 2020, the Company recognized non-cash write-downs on certain equity method investments.

	For the fiscal year ended June 30, 2021		For the fiscal year ended June 30, 2020
(in millions, except per share data)	Net income available to stockholders	EPS	Net (loss) income available to stockholders	EPS
Net income (loss)	$389		$(1,545)
Less: Net (income) loss attributable to noncontrolling interests	(59)		276
Net income (loss) attributable to News Corporation stockholders	$330	$0.56	$(1,269)	$(2.16)
U.K. Newspaper Matters	10	0.02	8	0.02
Litigation charges	40	0.07	—	—
Impairment and restructuring charges(a)	168	0.28	1,830	3.10
Equity losses of affiliates(b)	54	0.09	32	0.05
Other, net	(143)	(0.24)	(9)	(0.02)
Tax impact on items above	(47)	(0.08)	(125)	(0.21)
Impact of noncontrolling interest on items above	(15)	(0.03)	(338)	(0.56)
As adjusted	$397	$0.67	$129	$0.22
(a)During the fiscal year ended June 30, 2020, the Company recognized non-cash impairment charges of $1,098 million related to goodwill, $203 million related to fixed assets, $194 million related to intangible assets and $195 million primarily related to the reclassification of its News America Marketing reporting unit to held for sale.
(b)During the fiscal year ended June 30, 2021, the Company recognized a $54 million non-cash write-down of Foxtel’s investment in Nickelodeon Australia Joint Venture. In the fourth quarter of fiscal 2021, Foxtel and ViacomCBS entered into a separate programming rights agreement which will result in the windup of the Nickelodeon Australia Joint Venture. During the fiscal year ended June 30, 2020, the Company recognized non-cash write-downs on certain equity method investments.